Exhibit (a)(1)(n)

AUTO ATTENDANT RECORDED PHONE LINE FOR U.S. EMPLOYEES

Introduction

Thank You for calling the Agilent Technologies Stock Option Exchange Program information line. This line will provide you with answers to frequently asked questions, as well as, instructions for completing the exchange. For complete detailed information, please refer to the Offer to Exchange packet. Please listen closely to the menu to determine the response that best suits your needs. This information is for U.S. employees only.
If you are not a U.S. employee, Press #

Main Menu

For an Explanation of the Stock Option Exchange Program, Press 1
For Instructions on Completing the Exchange, Press 2
For Questions Regarding Program Eligibility, Press 3
For Questions Regarding the Terms and Exercise Price, Press 4
For Tax Information, Press 5
To Speak with a Customer Service Representative, Press #
To Repeat these Choices, Press *

Option 1
“The Stock Option Exchange Program”

For an Explanation of What the Offer to Exchange is, Press 1
For an Explanation of What Options are Being Offered to Exchange, Press 2
To Repeat this Information, Press *
To Speak to a Customer Service Representative, Press #
To Return to the Main Menu, Press 8

The offer to exchange is a voluntary opportunity for eligible option holders to exchange outstanding options granted by us under the 1999 Stock Plan with exercise prices greater than $25.00 per share. The outstanding options that you elect to exchange will be exchanged for new options covering a smaller number of shares after at least a 6 month and 1 day waiting period which will begin after the cancellation date. We expect the new option grant date to be December 22, 2003. Typically, the new options will have an exercise price equal to 100% of the fair market value of our common stock on the new option grant date. Specific details regarding price and date may vary in certain countries. Please consult the Mellon Website or your election packet for more information.

We are offering to exchange all outstanding, unexercised options to purchase shares of our common stock held by eligible employees that have an exercise price greater than $25.00 per share and that were granted under the 1999 Stock Plan. In exchange, we will grant new options under our 1999 Stock Plan. Options converted from Hewlett-Packard are not eligible for exchange. If you elect to participate in the offer to exchange, then you must exchange all options that we have granted to you since November 20, 2002.

To Repeat this Information, Press *
To Speak to a Customer Service Representative, Press #
To Return to the Main Menu, Press 8

Option 2
“Instructions on Completing the Exchange”

To Elect via the Mellon Website, Press 1
To Elect via Mail, Press 2
To Elect via Fax, Press3
To Repeat this Information, Press *
To Speak to a Customer Service Representative, Press #
To Return to the Main Menu, Press 8

•	Access the Mellon website at www.corporate-action.net/agilent

•	Enter your employee ID

•	Use your pin to access the website

•	Read the election terms and conditions on the screen

•	Make your elections online by 5pm Pacific Time on June 18,2003

•	Print a copy of your election agreement for your records

If you cannot elect on the website, you may send your election agreement by mail. Mellon Investor Services must receive your signed election agreement by 5pm Pacific Time on June 18, 2003. Please allow ample time for any mailed documents to arrive. Mellon’s address is on the website and in your hard copy election packet if you received one. For regular mail delivery, send to:

Mellon Investor Services LLC
Attn: Reorganization Department
P.O. Box 3308
South Hackensack, NJ 07606
USA
For overnight courier, send to
Mellon Investor Services
Attn: Reorganization Department
85 Challenger Road
Ridgefield Park, NJ 07660
USA

Mellon Investor Services must receive your signed election agreement by 5pm Pacific Time on June 18, 2003.
The Facsimile Number is (201) 329-8456

To Repeat this Information, Press *
To Speak to a Customer Service Representative, Press #
To Return to the Main Menu, Press 8

Option 3
“Eligibility”

The offer to exchange program is completely voluntary. You are eligible to participate in the offer to exchange only if you are an employee, including part-time employees and employees on temporary leave, of Agilent or one of our subsidiaries hired on or before May 20, 2003. Retirees, members of our board of directors and our executive officers, as identified on Schedule A to the offer to exchange, are not eligible to participate.

To receive a new option you must remain an employee through the date on which the new options are granted, which will be the first business day that is at least 6 months and 1 day after the cancellation date. If we do not extend the offer expiration date, the new option grant date will be December 22, 2003.

To Repeat this Information, Press *
To Speak to a Customer Service Representative, Press #
To Return to the Main Menu, Press 8

Option 4
“Terms and Exercise Price”

Subject to the terms of the offer to exchange and upon our acceptance of your properly tendered options, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted. Please refer to the website or the offer to exchange materials for specific exchange ratios.

For Information on the Exercise Price of the new Options, Press 1
For Vesting Information of the New Options, Press 2
For information on Exchanging Partial Tenders of Options, Press 3
To Repeat this Information, Press *
To Speak to a Customer Service Representative, Press #
To Return to the Main Menu, Press 8

The exercise price per share of the new options will generally be 100% of the fair market value of our common stock on the new option grant date. Fair market value is defined as the average of the high and low sales price of our common stock on the grant date, as reported by the Wall Street Journal for our common stock on the new option grant date, which is expected to be December 22, 2003. Therefore it is possible that the exercise price of your new options may be higher than the exercise price of your old options.

Each new option will vest based on a new two year vesting schedule that will begin on the new option grant date. The vesting schedule will be as follows:

•	50% of the shares subject to the option will vest on the first anniversary of the new option grant date, and

•	the remaining 50% will vest on the second anniversary of the new option grant date, so that each such new option will be fully vested on the 2nd anniversary of the new option grant date, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date.

We are not accepting partial tenders of options. However, you may elect to exchange the remaining portion of any option that you have partially exercised. Accordingly, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

To Repeat this Information, Press *
To Speak to a Customer Service Representative, Press #
To Return to the Main Menu, Press 8

Option 5
“Tax Information”

If you receive options in exchange for tendered options, your new options will be non-qualified stock options for U.S. tax purposes. If you hold converted OSI options which are currently qualified stock options for U.S. stock purposes, you will receive non-qualified stock option if you choose to participate in the program.

If you exchange your current options for new options and you are subject to tax in the U.S., you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes.

If you are subject to tax in a country other than the U.S., the tax consequences of participating in this offer to exchange may be different. Please be sure to read the discussion in this offer to exchange of the potential tax consequences in the country in which you are subject to tax.

For all employees we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the offer to exchange. If you are resident of or subject to tax laws in more than one country, you should be aware that there may be additional or other tax and social insurance consequences, which may apply to you.

To Repeat this Information, Press *
To Speak to a Customer Service Representative, Press #
To Return to the Main Menu, Press 8

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